Plexus Announces Fiscal Fourth Quarter and Fiscal Year 2025 Financial Results
NEENAH, WI – October 22, 2025 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for our fiscal fourth quarter and fiscal year ended September 27, 2025, and guidance for our fiscal first quarter ending January 3, 2026.
•Reports fiscal fourth quarter revenue of $1.058 billion, GAAP operating margin of 5.0% and GAAP diluted EPS of $1.87.
•Reports fiscal 2025 revenue of $4.033 billion, GAAP operating margin of 5.0% and GAAP diluted EPS of $6.26.
•Reports fiscal fourth quarter non-GAAP operating margin of 5.8% and non-GAAP diluted EPS of $2.14, excluding $0.27 of stock-based compensation expense.
•Reports fiscal 2025 non-GAAP operating margin of 5.9% and non-GAAP diluted EPS of $7.43, excluding $1.02 of stock-based compensation expense and $0.15 of restructuring and other charges.
•Initiates fiscal first quarter 2026 revenue guidance of $1.050 billion to $1.090 billion with GAAP diluted EPS of $1.40 to $1.55, including $0.26 of stock-based compensation expense. Fiscal first quarter non-GAAP EPS guidance of $1.66 to $1.81 excludes stock-based compensation expense.

	Three Months Ended
	Sep 27, 2025	Sep 27, 2025	Jan 3, 2026
	Q4F25 Results	Q4F25 Guidance	Q1F26 Guidance
Summary GAAP Items
Revenue (in billions)	$1.058	$1.025 to $1.065	$1.050 to $1.090
Operating margin	5.0%	5.0% to 5.4%	4.9% to 5.3%
Diluted EPS	$1.87	$1.57 to $1.72	$1.40 to $1.55

Summary Non-GAAP Items (1)
Adjusted operating margin (2)	5.8%	5.7% to 6.1%	5.6% to 6.0%
Adjusted EPS (3)	$2.14	$1.82 to $1.97	$1.66 to $1.81
Return on invested capital (ROIC)	14.6%
Economic return	5.7%

(1)	Refer to Non-GAAP Supplemental Information tables for additional information regarding non-GAAP financial measures.
(2)	Excludes stock-based compensation expense of approximately 80 bps for Q4F25 results as well as 70 bps for Q4F25 guidance and Q1F26 guidance.
(3)	Excludes stock-based compensation expense, net of tax, of $0.27 for Q4F25 results, $0.25 for Q4F25 guidance and $0.26 for Q1F26 guidance.
Fiscal Fourth Quarter 2025 Information
•Won 28 manufacturing programs representing $274 million in annualized revenue when fully ramped into production.
•Generated free cash flow of $97 million.
•Purchased $21.5 million of our shares at an average price of $134.07 per share under our share repurchase programs. Under our current $100.0 million repurchase authorization, $85.0 million remains available.

Fiscal Year 2025 Information
•Generated free cash flow of $154 million.
•Produced ROIC of 14.6%, representing an economic return of 570 basis points above our weighted average cost of capital of 8.9%.
•Purchased $65.0 million of our shares at an average price of $136.80 per share.

Todd Kelsey, President and Chief Executive Officer, commented, “The Plexus team continues to deliver a differentiated value proposition for our customers, and generated strong fiscal fourth quarter results. I am particularly pleased with our non-GAAP EPS of $2.14, which exceeded guidance, and our free cash flow, which again exceeded projections.”

Mr. Kelsey continued, “Our go-to-market team generated 28 fiscal fourth quarter manufacturing wins, representing $274 million in annualized revenue. For fiscal 2025, the team generated 141 manufacturing wins representing $941 million in annualized revenue, which supports revenue growth exceeding that of our end markets. In addition, efforts to diversify our engineering solutions engagements successfully drove increased wins for fiscal 2025, while our sustaining services team achieved record wins for the fiscal year.”

Patrick Jermain, Executive Vice President and Chief Financial Officer, commented, "For the seventh consecutive quarter, our team drove a reduction in our gross inventory balance, ending the fiscal year $82 million lower than fiscal 2024. Fiscal fourth quarter cash cycle of 63 days was favorable to our expectations and sequentially lower by 6 days as we benefited from increased revenue and continued progress on our working capital initiatives. This level of cash cycle was the best result delivered in the past five years. Our favorable cash cycle combined with our strong operating performance produced fiscal 2025 return on invested capital of 14.6%, which exceeded our cost of capital by 570 basis points."

Mr. Jermain continued, "We delivered $154 million in free cash flow for fiscal 2025, a result well above our projections. Utilizing our exceptional free cash flow, we continued to execute upon our expanded share repurchase program and reduce our borrowing, ending the year in a net cash position. Finally, while we expect increased investments in support of future revenue growth and operational efficiency initiatives, we anticipate delivering robust fiscal 2026 free cash flow of approximately $100 million and deploying excess cash to create additional shareholder value."

Mr. Kelsey added, “We remain dedicated to our Plexus Value of Innovating Responsibly to help create the products that build a better world. For fiscal 2025, our global team contributed more than 32,000 paid volunteer hours to our local communities, a 47% year-over-year increase, Plexus donated $1.4 million to global non-profits through our Plexus Community Foundation and our team reduced waste to landfill by more than 30% globally, with eight Plexus sites now operating at zero waste to landfill. In addition, we reduced our absolute Scope 1 and 2 emissions by more than 10% across our global manufacturing sites versus our fiscal 2023 baseline.”

Mr. Kelsey continued, “We are guiding fiscal first quarter revenue of $1.050 to $1.090 billion, non-GAAP operating margin of 5.6% to 6.0% and non-GAAP EPS of $1.66 to $1.81. New program ramps, inclusive of share gains, continue to drive our revenue growth in excess of modest end-market growth. In addition, during the fiscal first quarter, we will continue to invest in talent, technology, facilities and advanced capabilities to expand our industry-leading solutions, drive greater long-term operational efficiency and prepare for expected fiscal 2026 revenue growth.”

Mr. Kelsey concluded, “Fiscal 2025 was an outstanding year for Plexus. Our team delivered excellent operational execution, strong financial performance, including 40 basis points of non-GAAP operating margin expansion and 30% non-GAAP EPS growth, and robust and well-balanced new program wins across our solutions. These results provide momentum and position us well in fiscal 2026 to accelerate revenue growth toward our 9% to 12% goal and sustain strong financial performance.”

Quarterly & Annual Comparison	Three Months Ended			Twelve Months Ended
(in thousands, except EPS)	Sep 27, 2025	Jun 28, 2025	Sep 28, 2024	Sep 27, 2025	Sep 28, 2024
Revenue	$1,058,366	$1,018,308	$1,050,569	$4,032,966	$3,960,827
Gross profit	104,783	103,288	107,912	406,514	378,530
Operating income	53,112	53,608	53,858	202,371	167,732
Net income	51,429	45,116	41,221	172,885	111,815
Diluted EPS	$1.87	$1.64	$1.48	$6.26	$4.01

Gross margin	9.9%	10.1%	10.3%	10.1%	9.6%
Operating margin	5.0%	5.3%	5.1%	5.0%	4.2%

ROIC (1)	14.6%	14.1%	11.8%	14.6%	11.8%
Economic return (1)	5.7%	5.2%	3.6%	5.7%	3.6%

(1) Refer to Non-GAAP Supplemental Information tables for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return.
Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 49% of revenue during the fourth quarter of fiscal 2025. This is up 1 percentage point from the third quarter of fiscal 2025 and down 3 percentage points from the fourth quarter of fiscal 2024. For fiscal 2025, top 10 customers comprised 49% of revenue, up 1 percentage point from fiscal 2024.

Business Segments ($ in millions)	Three Months Ended			Twelve Months Ended
	Sep 27, 2025	Jun 28, 2025	Sep 28, 2024	Sep 27, 2025	Sep 28, 2024
Americas	$336	$312	$307	$1,217	$1,219
Asia-Pacific	605	594	618	2,393	2,213
Europe, Middle East and Africa	119	117	128	440	538
Elimination of inter-segment sales	(2)	(5)	(2)	(17)	(9)
Total Revenue	$1,058	$1,018	$1,051	$4,033	$3,961

Market Sectors ($ in millions)	Three Months Ended						Twelve Months Ended
	Sep 27, 2025		Jun 28, 2025		Sep 28, 2024		Sep 27, 2025		Sep 28, 2024
Aerospace/Defense	$173	16%	$183	18%	$184	18%	$689	17%	$698	19%
Healthcare/Life Sciences	424	40%	420	41%	415	39%	1,629	40%	1,555	38%
Industrial	461	44%	415	41%	452	43%	1,715	43%	1,708	43%
Total Revenue	$1,058		$1,018		$1,051		$4,033		$3,961

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return and free cash flow, because such measures are used for internal management goals and decision-making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For additional information on non-GAAP measures, please refer to the attached Non-GAAP Supplemental Information tables.

ROIC and Economic Return
ROIC for fiscal year 2025 was 14.6%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a five-quarter period for the fiscal year. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2025 was 8.9%. ROIC for fiscal year 2025 less Plexus’ weighted average cost of capital resulted in an economic return of 5.7%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended September 27, 2025, cash flows provided by operations was $132.0 million, less capital expenditures of $34.8 million, resulting in free cash flow of $97.2 million. For the fiscal year ended September 27, 2025, cash flows provided by operations was $249.2 million, less capital expenditures of $95.2 million, resulting in free cash flow of $154.0 million.

Cash Cycle Days	Three Months Ended
	Sep 27, 2025	Jun 28, 2025	Sep 28, 2024
Days in Accounts Receivable	57	59	54
Days in Contract Assets	13	13	10
Days in Inventory	118	128	127
Days in Accounts Payable	(70)	(72)	(59)
Days in Advanced Payments	(55)	(59)	(68)
Annualized Cash Cycle (1)	63	69	64

(1)	Plexus calculates cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in advanced payments.

Conference Call and Webcast Information

What:	Plexus Fiscal Q4 and Fiscal Year 2025 Earnings Conference Call and Webcast
When:	Thursday, October 23, 2025 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, plexus.com. Participants can also join utilizing the links below:

Webcast link:
https://events.q4inc.com/attendee/727582481

Replay:	The webcast will be archived on the Plexus website and will be available as on-demand for 12 months
Investor and Media Contact
Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has helped create the products that build a better world. Driven by a passion for excellence, we partner with our customers to design, manufacture and service highly complex products in demanding regulatory environments. From life-saving medical devices and mission-critical aerospace and defense products to industrial automation systems and semiconductor capital equipment, our innovative solutions across the lifecycle of a product converge where advanced technology and human impact intersect. We provide these solutions to market-leading as well as disruptive global companies in the Aerospace/Defense, Healthcare/Life Sciences, and Industrial sectors, supported by a global team of over 20,000 members across our 26 facilities in the Americas ("AMER"), Asia-Pacific ("APAC") and Europe, Middle East and Africa ("EMEA") regions. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effect of inflationary pressures on our costs of production, profitability, and on the economic outlook of our markets; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the outcome of litigation and regulatory investigations and proceedings, including the results of any challenges with regard to such outcomes; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; increasing regulatory and compliance requirements; any tax law changes and related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and regulatory matters in the United States and in the other countries in which we do business; the potential effect of other world or local events or other events outside our control (such as the conflict between Russia and Ukraine, conflict in the Middle East, escalating tensions between China and Taiwan or China and the United States, changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2024 Form 10-K.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Sep 27,	Sep 28,	Sep 27,	Sep 28,
	2025	2024	2025	2024
Net sales	$1,058,366	$1,050,569	$4,032,966	$3,960,827
Cost of sales	953,583	942,657	3,626,452	3,582,297
Gross profit	104,783	107,912	406,514	378,530
Operating expenses:
Selling and administrative expenses	51,671	54,054	199,460	190,541
Restructuring and other charges, net	—	—	4,683	20,257
Operating income	53,112	53,858	202,371	167,732
Other income (expense):
Interest expense	(2,413)	(5,577)	(11,605)	(28,876)
Interest income	883	1,220	3,922	3,860
Miscellaneous, net	(1,917)	(4,087)	(6,670)	(13,184)
Income before income taxes	49,665	45,414	188,018	129,532
Income tax (benefit) expense	(1,764)	4,193	15,133	17,717
Net income	$51,429	$41,221	$172,885	$111,815
Earnings per share:
Basic	$1.91	$1.52	$6.39	$4.08
Diluted	$1.87	$1.48	$6.26	$4.01
Weighted average shares outstanding:
Basic	26,901	27,203	27,038	27,397
Diluted	27,444	27,783	27,616	27,909

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	Sep 27,	Sep 28,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$306,464	$345,109
Restricted cash	294	2,353
Accounts receivable	656,573	622,366
Contract assets	150,654	120,560
Inventories	1,229,839	1,311,434
Prepaid expenses and other	54,969	75,328
Total current assets	2,398,793	2,477,150
Property, plant and equipment, net	546,052	501,112
Operating lease right-of-use assets	72,863	74,360
Deferred income taxes	91,349	73,919
Other assets	28,053	27,280
Total non-current assets	738,317	676,671
Total assets	$3,137,110	$3,153,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$45,793	$157,325
Accounts payable	726,597	606,378
Advanced payments from customers	575,850	709,152
Accrued salaries and wages	109,076	94,448
Other accrued liabilities	61,367	75,991
Total current liabilities	1,518,683	1,643,294
Long-term debt and finance lease obligations, net of current portion	91,987	89,993
Accrued income taxes payable	—	17,198
Long-term operating lease liabilities	29,422	32,275
Deferred income taxes	6,000	8,234
Other liabilities	36,430	38,002
Total non-current liabilities	163,839	185,702
Total liabilities	1,682,522	1,828,996
Shareholders’ equity:
Common stock	547	545
Additional paid-in-capital	695,653	680,638
Common stock held in treasury	(1,255,451)	(1,190,115)
Retained earnings	1,996,028	1,823,143
Accumulated other comprehensive income	17,811	10,614
Total shareholders’ equity	1,454,588	1,324,825
Total liabilities and shareholders’ equity	$3,137,110	$3,153,821

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Sep 27,	Jun 28,	Sep 28,	Sep 27,	Sep 28,
	2025	2025	2024	2025	2024
Operating income, as reported	$53,112	$53,608	$53,858	$202,371	$167,732
Operating margin, as reported	5.0%	5.3%	5.1%	5.0%	4.2%

Non-GAAP adjustments:
Restructuring costs (1)	—	—	—	4,683	22,507
Other non-recurring income (2)	—	—	—	—	(2,250)
Stock-based compensation	7,803	7,691	10,849	29,616	30,485
Non-GAAP operating income	$60,915	$61,299	$64,707	$236,670	$218,474
Non-GAAP operating margin	5.8%	6.0%	6.2%	5.9%	5.5%

Net income, as reported	$51,429	$45,116	$41,221	$172,885	$111,815

Non-GAAP adjustments:
Restructuring costs, net of tax (1)	—	—	—	4,191	20,144
Other non-recurring income, net of tax (2)	—	—	—	—	(2,014)
Stock-based compensation, net of tax	7,414	7,307	10,306	28,136	29,582
Adjusted net income	$58,843	$52,423	$51,527	$205,212	$159,527

Diluted earnings per share, as reported	$1.87	$1.64	$1.48	$6.26	$4.01

Non-GAAP per share adjustments:
Restructuring costs, net of tax (1)	—	—	—	0.15	0.72
Other non-recurring income, net of tax (2)	—	—	—	—	(0.07)
Stock-based compensation, net of tax	0.27	0.26	0.37	1.02	1.06
Adjusted diluted earnings per share	$2.14	$1.90	$1.85	$7.43	$5.72

(1)
During the twelve months ended September 27, 2025, restructuring costs of $4.7 million, or $4.2 million net of taxes, were incurred primarily for employee severance costs associated with a reduction in the Company’s workforce in the EMEA and AMER regions.

During the twelve months ended September 28, 2024, restructuring costs of $22.5 million, or $20.1 million net of taxes, were incurred for employee severance costs associated with a reduction in the Company's workforce as well as closure costs associated with a site in the Company's EMEA region and with a site in the Company's AMER region.

(2)
During the twelve months ended September 28, 2024, insurance proceeds of $2.3 million, or $2.0 million net of taxes, were received related to an arbitration decision associated with a contractual matter that occurred in the Company's EMEA region in fiscal 2023.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	Sep 27,		Jun 28,		Sep 28,
	2025		2025		2024
Operating income, as reported		$202,371		$149,259		$167,732
Restructuring and other charges, net		4,683		4,683		20,257
Accelerated stock-based compensation (1)	+	—	+	—	+	5,063
Adjusted operating income		$207,054		$153,942		$193,052
			÷	3
				$51,314
			x	4
Adjusted annualized operating income		$207,054		$205,256		$193,052
Adjusted effective tax rate	x	8%	x	11%	x	13%
Tax impact		16,564		22,578		25,097
Adjusted operating income (tax-effected)		$190,490		$182,678		$167,955

Average invested capital	÷	$1,303,575	÷	$1,298,575	÷	$1,418,698
ROIC		14.6%		14.1%		11.8%
Weighted average cost of capital	-	8.9%	-	8.9%	-	8.2%
Economic return		5.7%		5.2%		3.6%

Average Invested Capital Calculations	Sep 27,	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2025	2025	2025	2024	2024
Equity	$1,454,588	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	45,793	50,678	121,014	121,977	157,325
Operating lease obligations - current (2)	8,253	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	91,987	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	29,422	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(306,464)	(237,567)	(310,531)	(317,161)	(345,109)
	$1,323,579	$1,364,073	$1,293,607	$1,262,612	$1,274,006

Average Invested Capital Calculations	Jun 29,	Mar 30,	Dec 30,	Sep 30,
	2024	2024	2023	2023
Equity	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	258,175	245,964	251,119	240,205
Operating lease obligations - current (2)	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	31,923	33,915	35,989	38,552
Less: Cash and cash equivalents	(269,868)	(265,053)	(231,982)	(256,233)
	$1,385,295	$1,474,894	$1,523,171	$1,436,122

(1)	During the twelve months ended September 28, 2024, $5.1 million of accelerated stock-based compensation expense was recorded in selling and administrative expense in the accompanying Condensed Consolidated Statements of Operations as a result of a previously announced executive retirement agreement.
(2)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.